Exhibit 16
October 21, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Jabil Circuit, Inc. and, under the date of October 21, 2010, we reported on the consolidated financial statements of Jabil Circuit, Inc. as of and for the years ended August 31, 2010 and 2009, and the effectiveness of internal control over financial reporting as of August 31, 2010. On July 28, 2010, we were notified that Jabil Circuit, Inc. engaged Ernst & Young LLP as its principal accountant for the year ending August 31, 2011 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audits of Jabil Circuit, Inc.’s consolidated financial statements as of and for the year ended August 31, 2010, and the effectiveness of internal control over financial reporting as of August 31, 2010, and the issuance of our reports thereon. On October 21, 2010, we completed our audits and the auditor-client relationship ceased. We have read Jabil Circuit, Inc.’s statements included under Item 4.01 of its Form 8-K/A dated October 21, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with Jabil Circuit, Inc.’s statement that Ernst & Young LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Jabil Circuit, Inc.’s consolidated financial statements, or the effectiveness of internal control over financial reporting.
Very truly yours,
/s/ KPMG LLP